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                                            |     FIBREBOARD CORPORATION
                                            |     Texas Commerce Tower
                                            |     2200 Ross Avenue, Suite 3600
                                            |     Dallas, TX 75201
                                            |     Tel: 214-954-9500
                                            |     Fax: 214-954-9512
                                                                          [LOGO]
News Release                                                          FIBREBOARD
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FOR IMMEDIATE RELEASE
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At the Company:                                    At Financial Relations Board:
Stephen L. DeMaria                             Hannah Bruce, General Information
Margaret Turbeville                         Sue Caulton Dooley, Investor Contact
(214)  954-9500                                                   (415) 986-1591

                    FIBREBOARD COMPLETES SALE OF RESORT GROUP

    FIBREBOARD GENERATES APPROXIMATELY $92 MILLION IN AFTER-TAX PROCEEDS FOR
              GROWTH AND ACQUISITIONS IN BUILDING PRODUCTS INDUSTRY

DALLAS, TEXAS. (December 4, 1996) - Fibreboard Corporation (AMEX:FBD) today announced that the company has completed the sale of its Resort Group to Booth Creek, Inc. for approximately $126 million, including the assumption of certain liabilities by Booth Creek. The transaction, which included Northstar-at-Tahoe, Sierra-at-Tahoe and Bear Mountain ski resorts, generated approximately $92 million in after-tax cash proceeds, which Fibreboard plans to use to fund the next phase of its aggressive internal growth and strategic acquisition program.
     "The resort business has been good to Fibreboard over the years, and vice versa." said John D. Roach, Fibreboard's Chairman and CEO. "However, we are focused on providing value and growth for our shareholders. We saw the opportunity to sell our resorts at a good value and took it. In the short term, we will miss the earnings generated by the Resort Group over the next four months. However, this sale provides us with additional cash for internal expansion and strategic acquisitions in fast growing segments of the building products industry. We now have over $200 million immediately available to fund our acquisition program. Our strategy includes acquiring building products companies that need capital and expanded distribution access in order to secure a leadership market position within their niche segment. We believe we can add value to these companies and, in turn, realize value for our shareholders."
     Fibreboard's after-tax cash proceeds on the sale of the Resort Group is approximately $92 million with a gain for financial reporting purposes of approximately $35 million, or approximately $4 per share. Resultant book value per share is approximately $33.00. Effective in the fourth quarter financial reports, the Resort Group will be accounted for as a discontinued operation and financial statements for prior periods will be restated.

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FIBREBOARD SELLS RESORT GROUP
PAGE TWO

     "We are constantly analyzing acquisition opportunities that can provide growth and replace the earnings from the sale of the Resort Group, but we are approaching these opportunities carefully to provide the greatest value to our shareholders over time," continued Roach. "While optimistic that our acquisition program will replace lost Resort Group earnings, we are prepared to see a reduction in earnings in the fourth quarter 1996 and first quarter 1997 compared to prior expectations. We believe Fibreboard will achieve greater growth and value over time as a result of this transaction."
     The earnings contribution from the Resort Group was estimated to be between $0.20 and $0.25 per share for the fourth quarter of 1996, and between $0.55 and $0.65 per share in the first quarter of 1997 with an overall impact of $0.40 to $0.45 per share on full year 1997 earnings.
     Without the Resort Group, Fibreboard is now solely focused on market leadership and aggressive growth in the building products industry.
Currently, Fibreboard is the fifth largest vinyl siding manufacturer in North America, up from the tenth place position two years ago and on the way to being number two or three. Fibreboard is currently expanding existing manufacturing facilities and building a new plant in Joplin, Missouri that will increase the company's vinyl siding capacity by approximately 50% by mid-1997. The recently acquired Stone Products Corporation is the market leader for cast stone products, with its Cultured Stone-Registered
Trademark-, and has exceptionally strong growth potential. Pabco, a pillar of Fibreboard since its incorporation, is a leader in its segment of the industrial insulation market and generates excellent cash flow for the company.
     "Fibreboard now has a solid platform for growth and market leadership within niche segments of the building products industry," concluded Roach.
"We are pleased with the success achieved with the Resort Group in the past, but are now looking to the future and opportunities within our core business."
     Fibreboard Corporation, headquartered in Dallas, is a leader in the building products industry, manufacturing residential vinyl products, cast stone building products and industrial insulation. Building products manufacturing groups include Norandex Vinyl Products Company, Vytec Corporation, Stone Products Corporation and Pabco. Its Norandex Distribution Company operates an extensive multi-state distribution network for exterior building products.
     For more information on Fibreboard Corporation, please call (800) PRO-INFO, FBD.

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